UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (AMENDMENT NO. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           CARRIER ACCESS CORPORATION
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                     144460
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]     Rule 13d-1(b)

         [ ]     Rule 13d-1(c)

         [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

CUSIP No.  144460                                             Page 2 of 14 Pages


(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    Menlo Ventures VII, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power        1,503,006
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power            -0-
Person With
                                          (7) Sole Dispositive Power   1,503,006

                                          (8) Shared Dispositive Power       -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,503,006
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.36%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 14 pages

CUSIP No. 144460                                              Page 3 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    Menlo Entrepreneurs Fund VII, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power           67,635
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power            -0-
Person With
                                          (7) Sole Dispositive Power      67,635

                                          (8) Shared Dispositive Power       -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    67,635
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     .29%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 14 pages

CUSIP No. 144460                                              Page 4 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    MV Management VII, L.L.C.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power        1,570,641
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power            -0-
Person With
                                          (7) Sole Dispositive Power   1,570,641

                                          (8) Shared Dispositive Power       -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,570,641
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.65%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 14 pages

CUSIP No. 144460                                              Page 5 of 14 Pages


--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    H. DuBose Montgomery
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power      1,570,641
Person With
                                          (7) Sole Dispositive Power         -0-

                                          (8) Shared Dispositive Power 1,570,641

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,570,641
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.65%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 14 pages

CUSIP No. 144460                                              Page 6 of 14 Pages

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    Thomas H. Bredt
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power      1,570,641
Person With
                                          (7) Sole Dispositive Power         -0-

                                          (8) Shared Dispositive Power 1,570,641

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,570,641
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.65%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 14 pages

CUSIP No. 144460                                              Page 7 of 14 Pages

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    Douglas C. Carlisle
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X

--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power      1,570,641
Person With
                                          (7) Sole Dispositive Power         -0-

                                          (8) Shared Dispositive Power 1,570,641

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,570,641
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.65%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 14 pages

CUSIP No. 144460                                              Page 8 of 14 Pages

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    John W. Jarve
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X

--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power      1,570,641
Person With
                                          (7) Sole Dispositive Power         -0-

                                          (8) Shared Dispositive Power 1,570,641

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,570,641
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.65%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 14 pages

CUSIP No. 144460                                              Page 9 of 14 Pages

(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    Michael D. Laufer
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X

--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power      1,570,641
Person With
                                          (7) Sole Dispositive Power         -0-

                                          (8) Shared Dispositive Power 1,570,641

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,570,641
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.65%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 9 of 14 pages

CUSIP No. 144460                                             Page 10 of 14 Pages

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons.  SS or  I.R.S.  Identification  Nos.  of Above
    Persons

    Sonja L. Hoel
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b) X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares                          (5) Sole Voting Power              -0-
Beneficially Owned
By Each Reporting                         (6) Shared Voting Power      1,570,641
Person With
                                          (7) Sole Dispositive Power         -0-

                                          (8) Shared Dispositive Power 1,570,641

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    1,570,641
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.65%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:  Carrier Access Corporation ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  5395 Pearl Parkway
                  Boulder, CO  80301

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures VII, L.P. ("MV VII")
         Menlo Entrepreneurs Fund VII, L.P. ("MEF VII")
         MV Management VII, L.L.C. ("MVM VII")
         H. DuBose Montgomery ("HDM")
         Thomas H. Bredt ("THB")
         Douglas C. Carlisle ("DCC")
         John W. Jarve ("JWJ")
         Michael D. Laufer ("MDL")
         Sonja L. Hoel ("SLH")

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         Entities:       MV VII  -        Delaware
                         MEF VII -        Delaware
                         MVM VII -        Delaware

         Individuals:    HDM     -        United States
                         THB     -        United States
                         DCC     -        United States
                         JWJ     -        United States
                         MDL     -        United States
                         SLH     -        United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: 144460

Item 3.  Not applicable.

                              Page 11 of 14 pages

Item 4         Ownership.

------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------


                       MV VII     MEF VII    MVM VII        HDM          THB          DCC         JWJ         MDL         SLH
------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------
(a)     Beneficial
        Ownership    1,503,006    67,635    1,570,641    1,570,641    1,570,641    1,570,641   1,570,641   1,570,641   1,570,641
------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------
(b)     Percentage
        of Class       6.36%       .29%       6.65%        6.65%        6.65%        6.65%       6.65%       6.65%       6.65%
------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------
(c)     Sole
        Voting
        Power        1,503,006    67,635    1,570,641       -0-          -0-          -0-         -0-         -0-         -0-
------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------
        Shared
        Voting
        Power           -0-         -0-        -0-       1,570,641    1,570,641    1,570,641   1,570,641   1,570,641   1,570,641
------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------
        Sole
        Dispositive
        Power        1,503,006    67,635    1,570,641       -0-          -0-          -0-         -0-         -0-         -0-
------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------
        Shared
        Dispositive
        Power           -0-         -0-        -0-       1,570,641    1,570,641    1,570,641   1,570,641   1,570,641   1,570,641
------- ------------ ----------- ---------- ----------- ------------ ------------ ------------ ----------- ----------- -----------


Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

                               Page 12 of 14 pages

Item 10. Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       SIGNATURE

Date: December 31, 1999

MENLO VENTURES VII, L.P.                    MV MANAGEMENT VII, L.L.C.

By: MV Management VII, L.L.C.
    its general partner


By: /s/ H. DuBose Montgomery                By: /s/ H. DuBose Montgomery
    -------------------------------             --------------------------------
                                                Managing Member


MENLO ENTREPRENEURS FUND VII, L.P.

By: MV Management VII, L.L.C.
    its general partner


By: /s/ H. DuBose Montgomery
    -------------------------------
    Managing Member


/s/ H. DuBose Montgomery                        /s/ John W. Jarve
-----------------------------------             --------------------------------
H. DuBose Montgomery                            John W. Jarve


/s/ Thomas H. Bredt                             /s/ Michael D. Laufer
-----------------------------------             --------------------------------
Thomas H. Bredt                                 Michael D. Laufer


/s/ Douglas C. Carlisle                         /s/ Sonja L. Hoel
-----------------------------------             --------------------------------
Douglas C. Carlisle                             Sonja L. Hoel


EXHIBITS

A: Joint Filing Statement

                               Page 13 of 14 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date: December 31, 1999

MENLO VENTURES VII, L.P.                    MV MANAGEMENT VII, L.L.C.

By: MV Management VII, L.L.C.
    its general partner


By: /s/ H. DuBose Montgomery                By: /s/ H. DuBose Montgomery
    -------------------------------             --------------------------------
                                                Managing Member


MENLO ENTREPRENEURS FUND VII, L.P.

By: MV Management VII, L.L.C.
    its general partner


By: /s/ H. DuBose Montgomery
    -------------------------------
    Managing Member


/s/ H. DuBose Montgomery                        /s/ John W. Jarve
-----------------------------------             --------------------------------
H. DuBose Montgomery                            John W. Jarve


/s/ Thomas H. Bredt                             /s/ Michael D. Laufer
-----------------------------------             --------------------------------
Thomas H. Bredt                                 Michael D. Laufer


/s/ Douglas C. Carlisle                         /s/ Sonja L. Hoel
-----------------------------------             --------------------------------
Douglas C. Carlisle                             Sonja L. Hoel

                              Page 14 of 14 pages